Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ESGEN Acquisition Corporation

Dallas, Texas

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 31, 2023, relating to the financial statements of ESGEN Acquisition Corporation (the “Company”), which are contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, P.C.

New York, New York

February 6, 2024